                                                                     EXHIBIT 5.2



                    Arrieta Mantilla & Asociados, Abogados


                            Bogata, April 26, 1999



Transtel S.A.
Calle 15, No. 33-289
Autopista, Cali-Yumbo Km.2
Cali-Valle, Colombia

Ladies and Gentlemen:

          We have acted as Colombian counsel to Transtel S.A., a sociedad anonima incorporated under the laws of the Republic of Colombia (the "Company"), in connection with a Registration Statement on Form F-4 (the "Registration Statement") relating to: (i) the proposed offer to exchange all outstanding 12 1/2% Pass Through Trust Certificates due 2007, representing interests in 12 1/2% Senior Notes due 2007 issued by the Company (the "Senior Notes") (the "Original Certificates") for 12 1/2% Pass Through Exchange Certificates due 2007, representing interests in the Senior Notes, registered under the Securities Act of 1933, as amended (the "Securities Act") (the "Exchange Certificates") and
(ii) the Company's related guarantees of (a) the punctual payment of the full amount, when due of the principal of and interest on, and fees and expenses due pursuant to, the Original Certificates and (b) full and timely payment as if payment had been made on a full and timely basis on the Senior Notes (the "Original Guarantee") in exchange for a like guarantee with regard to the Exchange Certificates (the "Exchange Guarantee").

          We have examined such documents and records as we have deemed appropriate, including the following:

          (i) Executed counterparts of the Indenture, dated as of October 28, 1997, between the Company and Marine Midland Bank, as trustee (the "Indenture Trustee"), as amended by the First Amendment and Waiver to Indenture dated as of July 13, 1998 (the "Indenture");

          (ii) Executed counterparts of the Trust Agreement of Transtel Pass Through Trust, dated as of October 20, 1997, among Transtel Pass Through Trust (the "Trust"), Wilmington Trust Company, as pass through trustee (the "Pass Through Trustee"), not in its individual capacity but solely as Pass Through Trustee, and Marine Midland Bank, as registrar and paying agent (the "Registrar and Paying Agent");

          (iii)  Executed counterparts of the Amended and Restated Pass
Through Trust Agreement, dated as of October 28, 1997, among the Trust, the Pass Through Trustee, and the Registrar and Paying Agent, as amended by the First Amendment to Amended and Restated Pass Through Trust Agreement, dated as of November 24, 1998;

          (iv) Executed counterparts of the Purchase Agreement, dated as of October 28, 1997, among the Trust, the Company, Global Telecommunications Operations, Inc., and BT Alex. Brown Incorporated for the purchase of U.S.$150,000,000 aggregate principal amount of Original Certificates;

          (v) Executed counterparts of the Certificate Guarantee, dated as of October 28, 1997, made by the Company, as guarantor, in favor of Marine Midland Bank, as guarantee trustee, and the holders of Original Certificates, whereby the Company agrees to the Original Guarantee;

          (vi) Form of the Exchange Certificate Guarantee, made by the Company, as guarantor, in favor of Marine Midland Bank, as guarantee trustee, and the holders of Exchange Certificates, whereby the Company agrees to the Exchange Guarantee (the "Exchange Certificate Guarantee");

          (vii)  the Senior Notes; and

          (viii) such other documents as we have deemed appropriate or necessary as the basis for the opinions hereafter set forth.

          In the course of our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.

          Based upon the foregoing, we are of the opinion that:

          The Company has all requisite corporate power and authority to execute, deliver and perform each of its obligations under the Senior Notes.
The Senior Notes have each been duly and validly authorized by the Company in the form contemplated by the Indenture, authenticated by the Indenture Trustee in accordance with the provisions of the Indenture and delivered to and paid for by the Trust, in accordance with the terms of the Indenture, and constitute valid and legally binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except to the extent that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, concordata or other similar laws now or hereafter in effect relating to the creditors' rights generally and (ii) the discretion of the court before which any proceeding therefor may be brought.

          The Company has all requisite corporate power and authority to execute, deliver and perform each of its obligations under the Exchange Certificate Guarantee. The Exchange Certificate Guarantee has been duly and validly authorized by the Company and, when executed and delivered by the Company, will constitute a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, concordata or other similar laws now or hereafter in effect relating to the creditors' rights generally and (ii) the discretion of the court before which any proceeding therefor may be brought.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" contained in the Prospectus included therein. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Securities and Exchange Commission thereunder.

                              Very truly yours,


                              /s/ Arrieta, Mantilla & Asociados,
                                  Abogados

                                       3